UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Taysha Gene Therapies, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Explanatory Note
We are filing the accompanying Amendment No. 1 to our Proxy Statement on Schedule 14A for the sole purpose of including certain Inline eXtensible Business Reporting Language data tagging, which was inadvertently omitted by a service provider from the original Proxy Statement. There are no other modifications or updates to any disclosures included in the original Proxy Statement.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
From time to time, the Company grants stock options or other stock awards to its employees, including the named executive officers. Historically, the Company has granted new-hire
option awards on or soon after a new hire’s employment start date and annual refresh employee option grants in the first quarter of each fiscal year, which refresh grants are typically approved at the regularly scheduled meeting of the Compensation Committee occurring in such quarter or the immediately preceding quarter. Also, non-employee
directors receive automatic grants of initial and annual stock option awards in addition to restricted stock unit awards, at the time of a director’s initial appointment or election to our Board of Directors and at the time of each annual meeting of the Company’s stockholders, respectively, pursuant to the Company’s
Non-Employee
Director Compensation Policy. The Company does not otherwise maintain any written policies on the timing of awards of stock options, stock appreciation rights or similar instruments with option-like features.
The Compensation Committee considers whether there is any material nonpublic information (“MNPI”) about the Company when determining the timing of awards of stock option, stock appreciation rights or similar instruments and does not seek to time the award of stock options, stock appreciation rights or similar instruments in relation to the Company’s public disclosure of MNPI.
The Company has not timed the release of MNPI for the purpose of affecting the value of executive compensation.